Exhibit 99.1

FOR IMMEDIATE RELEASE July 21, 2009

StanCorp Financial Group, Inc. Reports Second Quarter 2009 Earnings

PORTLAND, Ore. — July 21, 2009 — StanCorp Financial Group, Inc. (NYSE: SFG) today reported net income for the second quarter of 2009 of $56.3 million, or $1.15 per diluted share, compared to $48.4 million, or $0.98 per diluted share for the second quarter of 2008. After-tax net capital losses were $2.9 million for the second quarter of 2009, compared to $14.0 million for the second quarter of 2008. The Company recorded one-time costs of $6.0 million, or $3.9 million after-tax, for the second quarter of 2009 primarily for severance costs and other expenses associated with operating efficiencies.

Net income excluding after-tax one-time costs and after-tax net capital gains and losses increased to $1.29 per diluted share for the second quarter of 2009, compared to $1.26 per diluted share for the second quarter of 2008 (see discussion of non-GAAP financial measures below). Results for the second quarter of 2009 reflected favorable claims experience in the Insurance Services segment, partially offset by decreased premiums in the group insurance business.

“Our business lines delivered excellent results despite challenges that employers face due to the general economy,” said Greg Ness, president and chief executive officer. “Our investment portfolio continues to perform well, supporting our solid capital position. We continue to show success in achieving our long-term objective of building shareholder value.”

Year-to-Date

Net income for the first six months of 2009 was $89.0 million, or $1.81 per diluted share, compared to net income of $98.7 million, or $2.00 per diluted share for the first six months of 2008. After-tax net capital losses for the first six months of 2009 were $20.2 million, compared to after-tax net capital losses of $16.8 million for the first six months of 2008. Year to date, the Company recorded one-time costs of $14.4 million, or $9.3 million after-tax, associated with projects that will enhance the Company’s operating efficiencies. In 2009, the Company expects to incur total one-time costs of up to $20 million associated with these projects that will reduce its annualized operating expense run rate by approximately $25 million beginning in the second half of 2009.

Net income excluding after-tax one-time costs and after-tax net capital gains and losses for the first six months of 2009 was $2.42 per diluted share, compared to $2.34 per diluted share for the first six months of 2008. The increase was primarily due to comparatively favorable claims experience in the Insurance Services segment.

Business Segments

Insurance Services

The Insurance Services segment reported income before income taxes of $100.9 million for the second quarter of 2009, compared to $89.3 million for the second quarter of 2008. Results for the second quarter of 2009 reflected comparatively favorable claims experience for group insurance and individual disability insurance, partially offset by decreased premiums in the group insurance business.

Premiums for the Insurance Services segment decreased 3.3% to $516.2 million for the second quarter of 2009, compared to $534.0 million for the second quarter of 2008. Group insurance premiums for the second quarter of 2009 were $477.2 million, a 4.5% decrease compared to the second quarter of 2008.

Sales for group insurance products, reported as annualized new premiums, were $35.0 million and $43.0 million for the second quarters of 2009 and 2008, respectively. Premiums and sales decreases for the second quarter of 2009 compared to the second quarter of 2008 reflected the effects of current economic conditions on wage rates and employment levels, in addition to pricing pressure from competition.

The benefit ratio for group insurance products for the second quarter of 2009 was 74.2%, compared to 74.4% for the second quarter of 2008. The benefit ratio for the second quarter of 2009 was in line with the Company’s previously reported estimated annual range of 73.6% to 78.3%. The Company did not experience higher claims activity related to the economy. Claims experience can fluctuate widely from quarter to quarter and tends to be more stable when measured over a longer period of time.

The benefit ratio for individual disability insurance was 50.0% for the second quarter of 2009, compared to 84.3% for the second quarter of 2008. Because of the relatively small block of individual disability insurance, the benefit ratio for this business tends to experience greater fluctuations on a quarterly basis than the group insurance business.

The discount rate used in the second quarter of 2009 for newly-established long term disability claim reserves was lowered 25 basis points to 5.25%, compared to 5.50% in the first quarter of 2009. The discount rate for the second quarter of 2008 was 5.25%.

Asset Management

The Asset Management segment reported income before income taxes of $7.7 million for the second quarter of 2009, compared to $12.6 million for the second quarter of 2008, primarily reflecting the impact of declining equity markets on administrative fee revenues in its retirement plans business.

Assets under administration for the Asset Management segment, which includes retirement plans, individual annuities and commercial mortgage loans managed for investors, decreased $1.75 billion or 7.9% to $20.44 billion at June 30, 2009, compared to June 30, 2008, reflecting comparatively lower equity values in retirement plan assets under administration, partially offset by growth in net customer deposits in retirement plans and growth in individual annuities and commercial mortgage loans. Growth in the equity markets contributed to a 9.2% growth in retirement plan assets under administration at June 30, 2009, compared to March 31, 2009.

StanCorp Mortgage Investors originated $283.2 million and $380.5 million of commercial mortgage loans for the second quarters of 2009 and 2008, respectively. The decrease in originations was primarily due to a reduction in demand from quality borrowers in the current credit environment.

Other

The Other category includes net capital gains and losses, one-time costs, return on capital not allocated to the product segments, holding company expenses, interest on debt, and adjustments made in consolidation. The Other category reported a loss before income taxes of $23.5 million for the second quarter of 2009, compared to a loss before income taxes of $31.4 million for the second quarter of 2008. The loss before income taxes for the second quarter of 2009 included additional expenses of $6.0 million related to one-time costs. The loss before income taxes also included net capital losses of $4.5 million, compared to net capital losses of $21.6 million for the second quarter of 2008. Net capital losses in the second quarter of 2009 included a $7.0 million loss related to an increase in the mortgage loan loss reserve partially offset by $3.2 million in net gains on the sale of fixed maturity securities. Net capital losses in the second quarter of 2008 were primarily related to impairment write-downs of debt security holdings of bond insurers.

Fixed Maturity Securities and Commercial Mortgage Loans

At June 30, 2009, the Company’s investment portfolio consisted of approximately 56.6% fixed maturity securities, 42.5% commercial mortgage loans, and 0.9% real estate. The overall rating of the fixed maturity securities portfolio was A (Standard & Poor’s) at June 30, 2009.

At June 30, 2009, commercial mortgage loans in the Company’s investment portfolio totaled $4.30 billion on approximately 5,500 commercial mortgage loans. The average loan-to-value ratio for the overall portfolio was 61%, and the Company’s average loan size was approximately $0.8 million per loan. The Company has the contractual ability to pursue personal recourse on most of the loans. Mortgage loans more than 60 days delinquent were 0.42% of the balance at June 30, 2009, compared to 0.23% of the balance at March 31, 2009 and 0.13% of the balance at June 30, 2008. Commercial mortgage loan prepayment fees were $1.0 million for the second quarter of 2009, compared to $2.2 million for the second quarter of 2008. The Company does not have sub-prime or alt-A mortgages in its investment portfolio.

Capital and Book Value

The Company’s available capital increased $40 million to approximately $200 million at June 30, 2009, when compared to available capital at March 31, 2009. Available capital consists of cash at the holding company and capital at its insurance subsidiaries in excess of the Company’s target risk-based capital ratio of 300%. The Company reported available capital after subtracting an allocation for expected annual interest and dividends. The Company does not anticipate a need to raise capital for non-strategic reasons in the foreseeable future.

The Company’s book value per share excluding accumulated other comprehensive income or loss (“AOCI”) grew from $30.74 at June 30, 2008 to $33.28 at June 30, 2009. The Company’s book value per share including AOCI increased from $29.90 at June 30, 2008 to $32.55 at June 30, 2009.

Shares Outstanding

Diluted weighted-average shares outstanding for the second quarters of 2009 and 2008 were 49.1 million and 49.4 million, respectively. The Company did not repurchase any shares during the second quarter of 2009. At June 30, 2009, the Company had approximately 0.9 million shares remaining under its repurchase program, which expires December 31, 2009.

Non-GAAP Financial Measures

Financial measures that exclude after-tax one-time costs, after-tax net capital gains and losses, and AOCI are non-GAAP (Generally Accepted Accounting Principles in the United States) measures. To provide investors with a broader understanding of earnings, the Company provides net income per diluted share excluding after-tax one-time costs and after-tax net capital gains and losses, along with the GAAP measure of net income per diluted share, because one-time costs and capital gains and losses are not likely to occur in a stable pattern.

Return on average equity excluding after-tax one-time costs and after-tax net capital gains and losses from net income and AOCI from equity is furnished along with the GAAP measure of net income return on average equity because management believes providing both measures gives investors a broader understanding of return on equity. Measuring return on average equity without AOCI excludes the effect of market value fluctuations of the Company’s fixed maturity securities associated with changes in interest rates and other market data. Management believes that measuring return on average equity without AOCI is important to investors because the turnover of the Company’s portfolio of fixed maturity securities may not be such that unrealized gains and losses reflected in AOCI are ultimately realized. Furthermore, management believes exclusion of AOCI provides investors with a better measure of return.

About StanCorp Financial Group, Inc.

StanCorp Financial Group, Inc., through its subsidiaries marketed as The Standard — Standard Insurance Company, The Standard Life Insurance Company of New York, Standard Retirement Services, StanCorp Mortgage Investors, StanCorp Investment Advisers, StanCorp Real Estate and StanCorp Equities— is a leading provider of financial products and services. StanCorp’s subsidiaries serve approximately 8.3 million customers nationwide as of June 30, 2009, with group and individual disability insurance, group life, AD&D and dental insurance, retirement plans products and services, individual annuities and investment advice. For more information about StanCorp Financial Group, Inc., visit its Web site at www.stancorpfinancial.com.

Conference Call

StanCorp management will hold an investor and analyst conference call on July 22, 2009, at noon Eastern time (9:00 a.m. Pacific time) to review StanCorp’s second quarter 2009 results. To listen to the live webcast of this conference call, logon to www.stancorpfinancial.com; Windows Media PlayerTM will be required to listen to the webcast. A webcast replay will be available starting approximately two hours after the original broadcast. The replay will be available through September 11, 2009.

A telephone replay of the conference call will also be available approximately two hours after the conference call by dialing (800) 642-1687 or (706) 645-9291 and entering conference identification number 13462354. The replay will be available through July 31, 2009.

Forward-Looking Information

Some of the statements contained in this earnings release, including those relating to the Company’s strategy, growth prospects and other statements that are predictive in nature, that depend on or refer to future events or conditions or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “seeks” and similar expressions, are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These statements are not historical facts but instead represent only management’s expectations, estimates and projections regarding future events. Similarly, these statements are not guarantees of future performance and involve uncertainties that are difficult to predict, which may include, but are not limited to, the factors discussed below. As a provider of financial products and services, the Company’s results of operations may vary significantly in response to economic trends, interest rate changes, investment performance and claims experience. Caution should be used when extrapolating historical results or conditions to future periods.

The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. Given these uncertainties or circumstances, readers are cautioned not to place undue reliance on such statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

The following factors could cause results to differ materially from management expectations as suggested by such forward-looking statements:

•	Growth of sales, premiums and annuity deposits, cash flows, gross profits and profitability.
•	Availability of capital required to support business growth and the effective utilization of capital.
•	Changes in Company liquidity needs and the liquidity of assets in our portfolio.
•	Integration and performance of business acquired through reinsurance or acquisition.
•	Financial strength and credit ratings.
•	Changes in the regulatory environment at the state or federal level or changes in U.S. GAAP accounting principles, practices or policies.

•	Findings in litigation or other legal proceedings.
•	Intent and ability to hold investments consistent with our investment strategy.
•	Receipt of dividends from, or contributions to, our subsidiaries.
•	Adequacy of the diversification of risk by product offerings and customer industry, geography and size.
•	Adequacy of asset/liability management.
•	Events of terrorism, natural disasters or other catastrophic events.
•	Changes in federal or state income taxes.
•	Growth in assets under administration including performance of equity investments in the separate account.
•	Benefit ratios, including changes in claims incidence, severity and recovery.
•	Levels of persistency.
•	Adequacy of reserves established for future policy benefits.
•	The effect of changes in interest rates on reserves, policyholder funds, investment income and commercial mortgage loan prepayment fees.
•	The impact of rising benefit costs on employer budgets for employee benefits.
•	Levels of employment and wage growth.
•	Competition from other insurers and financial services companies, including the ability to competitively price our products.
•	Concentration of risk, especially inherent in group life products.
•	Ability of reinsurers to meet their obligations.
•	Availability, adequacy and pricing of reinsurance and catastrophe reinsurance coverage and potential charges incurred.
•	Losses from a disease pandemic.
•	Achievement of anticipated levels of operating expenses.
•	Adequacy of diversification of risk within our fixed maturity securities portfolio by industries, issuers and maturities.
•	Credit quality of the holdings in our investment portfolios.
•	The condition of the economy and expectations for interest rate changes.
•	The effect of changing levels of commercial mortgage loan prepayment fees and participation levels on cash flows.
•	Experience in delinquency rates or loss experience in our commercial mortgage loan portfolio.
•	Concentration of commercial mortgage loan assets collateralized in California.
•	Environmental liability exposure resulting from commercial mortgage loan and real estate investments.
•	Ability to achieve financing through debt or equity.

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Attachments

Contacts

Investor Relations and Financial Media

Jeff Hallin

(971) 321-6127

E-mail: jhallin@standard.com

General Media

Bob Speltz

(971) 321-3162

E-mail: bspeltz@standard.com

StanCorp Financial Group, Inc.

Consolidated Statements of Income and Comprehensive Income

(Amounts in millions - except share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	Unaudited		Unaudited
Revenues:
Premiums:
Insurance Services	$516.2	$534.0	$1,059.1	$1,068.3
Asset Management	9.5	9.0	11.6	15.2

Total premiums	525.7	543.0	1,070.7	1,083.5

Administrative fees:
Insurance Services	2.0	2.4	4.0	4.7
Asset Management	28.6	31.7	54.1	60.5
Other	(3.5)	(3.2)	(6.8)	(6.4)

Total administrative fees	27.1	30.9	51.3	58.8

Net investment income:
Insurance Services	84.6	85.3	167.5	168.2
Asset Management	58.1	48.1	112.6	88.0
Other	2.7	3.2	8.8	9.2

Total net investment income	145.4	136.6	288.9	265.4
Net capital losses:
Total other-than-temporary impairment losses on fixed maturity securities	(0.1)	(21.6)	(3.4)	(22.9)
Portion of other-than-temporary impairment losses on fixed maturity securities recognized in other comprehensive income	—	—	—	—
All other net capital losses	(4.4)	—	(27.8)	(3.1)

Total net capital losses	(4.5)	(21.6)	(31.2)	(26.0)

Total revenues	693.7	688.9	1,379.7	1,381.7

Benefits and expenses:
Benefits to policyholders	384.8	409.2	797.3	820.9
Interest credited	35.9	27.8	69.9	49.0
Operating expenses	122.4	115.8	248.6	232.7
Commissions and bonuses	48.8	54.9	103.4	112.1
Premium taxes	9.1	9.4	17.4	18.4
Interest expense	9.8	9.9	19.7	19.6
Net increase in deferred acquisition costs, value of business acquired and intangibles	(2.2)	(8.6)	(10.8)	(17.6)

Total benefits and expenses	608.6	618.4	1,245.5	1,235.1

Income (loss) before income taxes:
Insurance Services	100.9	89.3	186.9	168.2
Asset Management	7.7	12.6	12.2	20.9
Other	(23.5)	(31.4)	(64.9)	(42.5)

Total income before income taxes	85.1	70.5	134.2	146.6
Income taxes	28.8	22.1	45.2	47.9

Net income	56.3	48.4	89.0	98.7

Other comprehensive income (loss), net of tax:
Unrealized gains or losses on securities available-for-sale:
Unrealized capital (gains) losses on securities available-for-sale, net	124.3	(92.9)	107.6	(72.4)
Unrealized losses relating to other-than-temporary impairment losses on fixed maturity securities for which a portion has been recognized in earnings	—	—	—	—
Reclassification adjustment for net capital (gains) losses included in net income, net	(2.0)	14.9	13.9	13.7
Employee benefit plans:
Prior service cost arising during the period, net	—	—	(3.9)	—
Reclassification adjustment for amortization to net periodic pension cost, net	1.6	0.2	2.7	0.4

Total	123.9	(77.8)	120.3	(58.3)

Comprehensive income (loss)	$180.2	$(29.4)	$209.3	$40.4

Net income per common share:
Basic	$1.15	$0.99	$1.82	$2.02
Diluted	1.15	0.98	1.81	2.00

Weighted-average common shares outstanding:
Basic	49,045,188	48,943,331	49,004,565	48,950,232
Diluted	49,096,913	49,414,086	49,053,610	49,387,519

StanCorp Financial Group, Inc.

Consolidated Balance Sheets

(Dollars in millions)

	June 30, 2009	December 31, 2008
	Unaudited
Assets:
Investments:
Fixed maturity securities – available-for-sale	$5,716.7	$5,200.3
Short-term investments	1.2	1.4
Commercial mortgage loans, net	4,297.2	4,083.6
Real estate, net	87.3	81.3
Policy loans	3.2	3.4

Total investments	10,105.6	9,370.0
Cash and cash equivalents	125.9	280.5
Premiums and other receivables	104.5	101.9
Accrued investment income	106.9	103.1
Amounts recoverable from reinsurers	931.4	944.0
Deferred acquisition costs, value of business acquired and intangibles, net	349.1	334.5
Goodwill, net	36.0	36.0
Property and equipment, net	130.4	136.1
Deferred tax assets, net	25.3	75.1
Other assets	78.9	98.1
Separate account assets	3,415.2	3,075.9

Total assets	$15,409.2	$14,555.2

Liabilities and equity:
Liabilities:
Future policy benefits and claims	$5,298.1	$5,285.9
Other policyholder funds	4,200.9	3,944.1
Deferred tax liabilities	—	—
Short-term debt	3.3	3.7
Long-term debt	559.9	561.5
Other liabilities	331.6	303.8
Separate account liabilities	3,415.2	3,075.9

Total liabilities	13,809.0	13,174.9

Commitments and contingencies

Shareholders’ equity:
Preferred stock, 100,000,000 shares authorized; none issued	—	—
Common stock, no par, 300,000,000 shares authorized;
49,157,311 and 48,989,074 shares issued at June 30, 2009 and December 31, 2008, respectively	273.5	262.9
Accumulated other comprehensive loss	(35.9)	(153.9)
Retained earnings	1,362.6	1,271.3

Total shareholders’ equity	1,600.2	1,380.3

Total liabilities and shareholders’ equity	$15,409.2	$14,555.2

StanCorp Financial Group, Inc.

Statistical and Operating Data at or for the Periods Indicated

(Dollars in millions)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	Unaudited		Unaudited
Benefit ratio:
% of total revenues:
Group Insurance (including interest credited)	64.2%	64.6%	65.1%	65.7%
Individual Disability Insurance	37.8	61.9	50.3	57.8
Insurance Services segment (including interest credited)	62.0	64.4	63.6	65.1
% of total premiums:
Group Insurance (including interest credited)	74.2%	74.4%	75.0%	75.5%
Individual Disability Insurance	50.0	84.3	63.3	76.9
Insurance Services segment (including interest credited)	72.4	75.0	73.9	75.6

Reconciliation of non-GAAP financial measures:
Net income	$56.3	$48.4	$89.0	$98.7
After-tax one-time costs	(3.9)	—	(9.3)	—
After-tax net capital losses	(2.9)	(14.0)	(20.2)	(16.8)

Net income excluding after-tax one-time costs and after-tax net capital losses	$63.1	$62.4	$118.5	$115.5

Net capital losses	$(4.5)	$(21.6)	$(31.2)	$(26.0)
Tax benefit on net capital losses	(1.6)	(7.6)	(11.0)	(9.2)

After-tax net capital losses	$(2.9)	$(14.0)	$(20.2)	$(16.8)

Diluted earnings per common share:
Net income	$1.15	$0.98	$1.81	$2.00
After-tax one-time costs	(0.08)	—	(0.20)	—
After-tax net capital losses	(0.06)	(0.28)	(0.41)	(0.34)

Net income excluding after-tax one-time costs and after-tax net capital losses	$1.29	$1.26	$2.42	$2.34

Shareholders’ equity			$1,600.2	$1,465.8
Accumulated other comprehensive loss			(35.9)	(41.5)

Shareholders’ equity excluding accumulated other comprehensive loss			$1,636.1	$1,507.3

Net income return on average equity			11.9%	13.6%
Net income return on average equity (excluding accumulated other comprehensive loss)			11.2	13.5
Net income return on average equity (excluding after-tax net capital losses and accumulated other comprehensive loss)			15.0	15.8

Statutory data - insurance subsidiaries:
Net gain from operations before federal income taxes	$105.3	$86.2	$187.5	$162.7
Net gain from operations after federal income taxes and before net realized capital gains (losses)	66.2	57.2	124.2	113.3

			June 30, 2009	December 31, 2008
			Unaudited
Capital and surplus			$1,172.7	$1,151.7
Asset valuation reserve			88.6	78.8